Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

BAKKT HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	457(o)	—	$—	$—	$110.20 per $1,000,000	$—
Equity	Preferred Stock, par value $0.0001 per share	457(o)	—	$—	$—	$110.20 per $1,000,000	$—
Debt	Debt Securities	457(o)	—	$—	$—	$110.20 per $1,000,000	$—
Debt Convertible into Equity	Warrants	457(o)	—	$—	$—	$110.20 per $1,000,000	$—
Equity	Units	457(o)	—	$—	$—	$110.20 per $1,000,000	$—
Unallocated (Universal Shelf)	—	457(o)	—	$—	$115,000,000.00	$110.20 per $1,000,000	$12,673.00
Unallocated (Universal Shelf)	—	457(o)	—	$—	$35,000,000.00	$147.60 per $1,000,000	$5,166.00
Total Offering Amounts					$150,000,000.00		$17,839.00
Total Fees Previously Paid							$12,673.00
Total Fee Offsets							—
Net Fee Due							$5,166.00

(1)

The securities registered hereunder include such indeterminate number of (a) shares of Class A Common Stock, (b) shares of preferred stock, (c) debt securities, (d) warrants to purchase Class A Common Stock, preferred stock or debt securities of the registrant and (e) units consisting of two or more of these securities in any combination, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of Class A Common Stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

(2)

The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(3)

Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $150,000,000.